EXHIBIT 99
Date 03/19/98
Subject: Invatec Announces Acquisition of IPS Holding, Ltd.
HOUSTON, March 19 -- Innovative Valve Technologies, Inc. (NASDAQ:IVTC)(Invatec) today announced the acquisition of IPS Holding, Ltd. (IPSCO) of Downers Grove, Illinois.

IPSCO is a leader in on-line pipe repair services and specializes in the provision of hot tapping and line stopping equipment and services to municipal water and industrial customers in order to prevent shutdowns or outages during maintenance, retrofitting alterations, emergencies and new construction. With six locations in the U.S., two locations in Europe and one location in the Middle East, IPSCO has annualized revenues of approximately $25 million. Terms of the transaction were not disclosed.

Charles F. Schugart, Senior Vice President and Chief Financial Officer commented, "In addition to increasing the depth of our management team and strengthening our ability to provide on-line pipe and valve repair services to our industrial customers, IPSCO broadens the services currently provided by Invatec to municipal water industry. IPSCO is a continuation of the success of our acquisition program."

"Since its inception in 1985, IPSCO has demonstrated the significant revenue and profitability growth which is consistent with Invatec's business plan. Further, we believe IPSCO's established presence in Europe will serve as a platform for future Invatec acquisitions overseas," said Schugart. Herbert L. Porter, Chief Executive Officer of IPSCO, stated, "We are delighted to have joined the Invatec team. We believe that the access to capital and other resources afforded by Invatec is an excellent avenue for us to continue our capital growth by capitalizing on the market opportunities which exist in the on-line pipe repair services industry."

IPSCO is Invatec's second acquisition in 1998 and its sixth acquisition since its initial public offering in October 1997. With this acquisition, Invatec's annualized revenue run rate is approximately $170 million. With its headquarters in Houston and 56 locations worldwide, Invatec is a leading provider of comprehensive repair and distribution services for industrial valves and related process system components.

Certain statements discussed in this press release (including those related to acquisitions) may be deemed to be forward-looking statements that involve significant risks and uncertainties. Although Invatec believes that such statements are based upon reasonable assumptions, there can be no assurance that actual results will not differ materially from those expressed or implied in the forward-looking statements.